Exhibit 10.2

EASTERN INSURANCE HOLDINGS, INC.

EMPLOYEE STOCK OWNERSHIP PLAN

(Effective December 31, 2005)

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Table of Contents

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Table of Contents

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INTRODUCTION

The Eastern Insurance Holdings,, Inc. Employee Stock Ownership Plan (the “Plan”) was established by Eastern Insurance Holdings, Inc. (the “Company”) in order for its employees to participate in the ownership of the Company. The Plan, effective as of December 31, 2005, is intended to be an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Internal Revenue Code of 1986, as amended, and is designed to invest primarily in Common Stock of the Company which meets the requirements for qualifying employer securities under Code Section 409(1). The purchase of Company Stock for the Plan may be made with the proceeds of exempt loans meeting the requirements of Section 54.4975-7(b) of the Treasury Regulations (including any amendments thereto) and Section 2550.408(b)-3 of the Department of Labor Regulations (including any amendments thereto), employer contributions, dividends on qualified employer securities or a combination thereof.

ARTICLE I

DEFINITIONS

The following initially capitalized words and phrases when used in the Plan shall have the following meanings, unless the context clearly requires otherwise.

1.1 Account or Accounts means the bookkeeping account established for each Participant, which reflects the value of the Participant’s interest in the Plan. This Account shall include a Company Stock Account, which reflects the number of shares of Company Stock allocated to the Participant and an Investment Account which reflects other investments allocated to the Participant.

1.2 Administrative Committee and Committee, used interchangeably, means the named fiduciary of the Plan, which is appointed by the Board of Directors, as is more fully described in Article XI.

1.3 Affiliate means the Company and any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Company; any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Code Section 414(o).

1.4 Beneficiary means the Participant’s surviving spouse. If there is no surviving spouse or if the spouse consents in writing, Beneficiary means the person(s) designated in writing by the Participant pursuant to Section 8.2. If (i) there is no surviving spouse and no other person is designated, (ii) all such persons predecease the Participant or die prior to the payment of a Plan benefit, or (iii) the Plan administrator cannot locate the designated Beneficiary, then the Participant’s Beneficiary or Beneficiaries shall be determined in accordance with the rules of intestate succession of the Commonwealth of Pennsylvania, as amended from time to time.

1.5 Board of Directors means the Board of Directors of the Company as constituted from time to time.

1.6 Break in Service means a Plan Year during which an Employee (a) has terminated employment or is no longer employed with the Company or an Affiliate, and (b) fails to complete more than five hundred (500) Hours of Service.

1.7 Change in Control means the first to occur of any of the following events:

(a) any “Person” is or becomes the beneficial owner, directly or indirectly, of the Company’s securities representing [19.9%] or more of the combined voting power of the Company’s then outstanding securities other than pursuant to a transaction described in (d) below. For purposes of this Section 1.7, “Person” is defined as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, except for any of the Company’s employee benefit plans, or any entity holding the Company’s voting securities for, or pursuant to, the terms of any such plan (or any trust forming a part thereof) (the “Benefit Plan(s)”.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of the Company’s securities representing [19.9%] or more of the combined voting power of the Company’s then outstanding securities solely as a result of an acquisition by the Company of its voting securities which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to [19.9%] or more of the combined voting power of the Company’s then outstanding securities. If, however, a Person becomes a beneficial owner of [19.9%] or more of the combined voting power of the Company’s then outstanding securities by reason of such event and shall, after such event become the beneficial owner, directly or indirectly, of any additional voting securities of the Company (other than as a result of a stock split, stock dividend or similar transaction), then a Change in Control of the Company shall be deemed to have occurred with respect to such Person under this paragraph (a) of this Section 1.7. In no event shall a Change in Control of the Company be deemed to occur under this paragraph (a) of this Section 1.7 with respect to Benefit Plans;

(b) there occurs a contested proxy solicitation of the Company’s shareholders that results in the contesting party obtaining the ability to vote securities representing [19.9%] or more of the combined voting power of the Company’s then outstanding securities;

(c) a binding written agreement is executed (and, if legally required, approved by the Company’s shareholders) providing for a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to another entity not controlled directly or indirectly by the Company;

(d) the shareholders of the Company approve a merger, consolidation, or other reorganization of the Company, unless under the terms of the agreement approved by the Company’s shareholders providing for such merger, consolidation, or reorganization:

(i) the shareholders of the Company immediately before such merger, consolidation or reorganization, will own, directly or indirectly immediately following such merger, consolidation or reorganization at least 51% of the combined voting power of the outstanding voting securities of the Company resulting from such merger, consolidation or reorganization (the “Surviving Company”) in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization;

(ii) the individuals who were members of the Company’s Board of Directors immediately prior to the execution of such agreement will constitute at least 51% of the members of the Board of Directors of the Surviving Company after such merger, consolidation or reorganization; and

(iii) no Person will have beneficial ownership of [19.9%] or more of the combined voting power of the Surviving Company’s then outstanding voting securities. For purposes of this subparagraph (d)(iii) of this Section 1.7, Person shall not include (A) the Company or any Subsidiary of the Company as defined in Code Section 424(f); (B) any Benefit

Plan; (C) the Surviving Company as defined in Code Section 424(f) or any Subsidiary of the Surviving Company as defined in Code Section 424(f); or (D) any Person who, immediately prior to such merger, consolidation or reorganization had beneficial ownership of [19.9%] or more of the then outstanding voting securities;

(e) a plan of liquidation or dissolution of the Company, other than pursuant to bankruptcy or insolvency laws, is adopted; or

(f) during any period of two consecutive years, individuals, who at the beginning of such period, constituted the Company’s Board of Directors cease for any reason to constitute at least a majority of the Company’s Board of Directors unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

1.8 Code means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

1.9 Company means Eastern Insurance Holdings, Inc. and any Affiliate which adopts this Plan with the approval of the Board of Directors of the Company and any successor to the business of the Company that agrees to assume the Company’s obligations under the Plan.

1.10 Company Stock means shares of common stock issued by the Company that are qualifying employer securities within the meaning of Code Section 4975(e)(8). For this purpose, “Affiliate,” as defined in Section 1.3 of the Plan, shall be modified in accordance with Code Section 409(1)(4).

1.11 Compensation means the total of wages, salaries and other amounts (as defined in Code Section 415(c)(3)) paid by the Employer to a Participant during a Plan Year and reported on Form W-2. Such total for Plan Years beginning after 2002 cannot exceed $200,000. This limitation shall be adjusted by the Secretary at the same time and in the same manner as under Department of Treasury regulations applying to Code Section 415(d). If the application of such rules causes the adjusted $200,000 limitation to be exceeded, then (except for purposes of determining the portion of Compensation up to the integration level if the Plan provides for permitted disparity), the limitation shall be prorated among the affected individual’s Compensation determined under this section prior to the application of this limitation. If Compensation for any prior Plan Year is taken into account to determine an Employee’s contributions or benefits for the current year, then the prior years’ Compensation is subject to the applicable annual Compensation limit in effect for that prior year. However, Compensation does not include severance, commissions, the value of any stock options included in gross income, awards under any nonqualified plans of deferred compensation and reimbursement for business, travel or entertainment expenses incurred by the Participant and not reported to the Internal Revenue Service as wages. Compensation also does not include amounts paid by the Employer to an Employee prior to participation in the plan.

1.12 Disability means inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The permanence and degree of such impairment must be supported by medical evidence.

1.13 Disqualified Person means a person defined in Code Section 4975(e), including but not limited to (i) a fiduciary of the Plan; (ii) a person providing services to the Plan; (iii) an owner of 50% or more of the combined voting power or value of all classes of stock of the Company entitled to vote or the total value of shares of all classes of stock of the Company and certain members of such owner’s family; or (iv) an officer, director, 10% or greater shareholder or highly compensated employee (who earns 10% or more of the yearly wages) of the Company.

1.14 Early Retirement Date means attainment of age 55 and the completion of five (5) Years of Service.

1.15 Effective Date means December 31, 2005 which is the date on which the provisions of this Plan become effective.

1.16 Eligibility Computation Period means the 12-consecutive month period beginning on the date an Employee commences employment. Thereafter, the Eligibility Computation Period of an Employee shall be the Plan Year.

1.17 Employee means an individual who is employed as a common law employee by the Company or an Affiliate. The term Employee shall also include any Leased Employee as defined in Section 1.26.

1.18 Employer means the Company.

1.19 Entry Date means January 1, April 1, July 1 and October 1 of each Plan Year.

1.20 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any regulations promulgated thereunder.

1.21 Exempt Loan means an extension of credit to the Plan which satisfies the requirements of Treasury Regulations Section 54.4975-7(b) and Department of Labor Regulations Section 2550.408(b)-3, or any future law or regulation that modifies either or both of these two regulations and affects the exemption for such loans to an employee stock ownership plan.

1.22 Fund means the assets and all income, gains and losses thereon held by the Trustee under the Trust Agreement. The Fund must be held for the exclusive benefit of Participants and Beneficiaries of the Plan.

1.23 Highly Compensated Employee means any Employee who:

(a) was a five-percent (5%) owner at any time during the Plan Year or the preceding Plan Year; or

(b) for the preceding Plan Year had Compensation from the Employer in excess of $80,000 and was in the top-paid group for the preceding Plan Year. The $80,000 amount is adjusted at the same time and in the same manner as under Code Section 415(d), except that the base period is the calendar quarter ending September 30, 1996.

(c) For this purpose, the applicable Plan Year for which a determination is being made is called a determination year and the preceding twelve-month period is called a look-back year.

(d) A highly compensated former Employee is based on the rules applicable to determining Highly Compensated Employee status as in effect for that determination year, in accordance with Treasury Regulation Section 1.414(q)-lT, Q&A 4 and the requirements of Internal Revenue Service Notice 97-45.

(e) The top-paid group consists of the top 20% of employees ranked on the basis of compensation received during the year. For purposes of determining the number of employees in the top-paid group, employees described in Code Section 414(q)(8) and Treasury Regulations Section 1.414(q)-1T, Q&A 9(b) are excluded.

(f) In determining who is a Highly Compensated Employee, the Employer makes a top-paid group election. The effect of this election is that an Employee (who is not a five-percent (5%) owner at any time during the determination year or the look-back year) with Compensation in excess of $80,000 (as adjusted) for the look-back year is a Highly Compensated Employee only if the Employee was in the top-paid group for the look-back year.

1.24 Hour of Service means:

(a) each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Company. These hours shall be credited to the Employee for the computation period (the Plan Year) in which the duties are performed;

(b) each hour for which an Employee is paid, or entitled to payment on account of a period of time during which no duties are performed for the company due to vacation, holiday, illness, incapacity, Disability, layoff, jury duty, military duty or leave of absence. Such hours will be credited whether or not the employment relationship has terminated. In no event; however, will more than 501 Hours of Service be credited to an Employee under this subsection for any single continuous period (whether or not such period occurs in a single computation period). Hours under this subsection shall be calculated and credited to a computation period pursuant to Section 2530.200b-2 of the Department of Labor Regulations, which are incorporated herein by reference;

(c) each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company. The same Hours of Service shall not be credited under paragraphs (a) and (b) above and under this paragraph. These hours shall be credited to the Employee for the computation period to which the award or agreement pertains, rather than to the computation period in which the award, agreement or payment is made;

(d) each hour for any individual considered an Employee for purposes of this Plan under Code Sections 414(n) or 414(o) and the regulations thereunder;

(e) each hour for employment with an Affiliate; and

(f) solely for purposes of determining whether a Break in Service has occurred for purposes of determining eligibility to participate and vesting, each hour for which an Employee is absent from employment (i) by reason of pregnancy of the Employee, (ii) by reason of a birth of a child of the Employee, (iii) by reason of the placement of a child in connection with the adoption of the child by the Employee, or (iv) for purposes of caring for such child during the period immediately following such birth or placement for adoption. For this purpose, the Employee shall receive credit for the hours of service which would otherwise have been credited to the Employee but for such absence. If such hours cannot be determined, the Employee will be credited 8 hours of service per workday of such absence. These hours shall be credited to the computation period in which the leave of absence commences if crediting of such hours is required to prevent the occurrence of a one year Break in Service in such computation period. In all other cases, the hours shall be credited in the immediately following computation period.

(g) The Administrative Committee shall have the authority to adopt any of the following equivalency methods for counting Hours of Service that are permissible under regulations issued by the Department of Labor: (i) Working Time; (ii) Periods of Employment; (iii) Earnings; or (iv) Elapsed Time. The adoption of any equivalency method for counting Hours of Service shall be evidenced by a certified resolution of the Committee, which shall be attached to and made part of the Plan. Such resolution shall indicate the date from which such equivalency shall be effective.

1.25 Investment Manager means an investment advisor, bank or insurance company, meeting the requirements of ERISA Section 3(38), appointed by the Company to manage the Plan’s assets in accordance with the Trust Agreement.

1.26 Leased Employee means any person (other than an employee of the recipient) who, pursuant to an agreement between the recipient and any other person (“leasing organization”), has performed services for the recipient (or for the recipient and related persons determined in accordance with Code Section 414(n)(6)) on a substantially full time basis for a period of at least one year, but only if such services are performed under primary direction or control by the recipient. Contributions or benefits provided a leased employee by the leasing organization which are attributable to services performed for the recipient employer shall be treated as provided by the recipient employer.

A leased employee shall not be considered an employee of the recipient if: (i) leased employees do not constitute more than 20 percent of the recipient’s workforce who are not Highly Compensated Employees; and (ii) such leased employee is covered by a money purchase pension plan providing (1) a nonintegrated employee contribution rate of at least 10 percent of compensation, as defined in Code Section 415(c)(3), but including amounts contributed by the employer pursuant to a salary reduction agreement which are excludable from the employee’s gross income under Code Sections 125,402(e)(3), 402(h)(1)(B), 403(b), or 132(f)(4); (2) immediate participation; and (3) full and immediate vesting.

1.27 Normal Retirement Date means the first day of the calendar month coincident with or following the date on which a Participant attains age 65.

1.28 Participant means an Employee participating in the Plan in accordance with Section 2.1.

1.29 Plan means the Eastern Insurance Holdings, Inc. Employee Stock Ownership Plan, as set forth in this document and in the Trust Agreement pursuant to which the Fund is maintained, in each case as amended from time to time.

1.30 Plan Year means the calendar year.

1.31 Suspense Account means the account established and maintained to hold Company Stock acquired with the proceeds of an Exempt Loan and held in the Fund, which Company Stock has not been allocated to the Accounts of Participants with respect to the year of such acquisition.

1.32 Trust or Trust Fund means all property held by the Trustee pursuant to the terms of the Trust Agreement and this Plan. Such property shall be held for the exclusive benefit of Participants and Beneficiaries.

1.33 Trust Agreement means the agreement of trust established by the Company and the Trustee for purposes of holding title to the assets of the Plan.

1.34 Trustee means [Sovereign Bank or an affiliate thereof], or any successor trustee appointed by the Employer in accordance with the terms of the Trust Agreement.

1.35 Valuation Date means the last business day of each calendar quarter (March 31, June 30, September 30 and December 31), and such other more frequent dates as the Administrative Committee may from time to time establish.

1.36 Year of Service means an Eligibility Computation Period during which an Employee completes at least 1,000 Hours of Service with the Company. A Participant’s vested interest shall be based on the Participant’s Years of Service.

THE MASCULINE GENDER, WHERE APPEARING IN THE PLAN, SHALL BE DEEMED TO INCLUDE THE FEMININE GENDER, UNLESS THE CONTEXT CLEARLY INDICATES TO THE CONTRARY.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1 Eligibility Generally. Generally, an Employee is eligible to become a Participant when (i) the Employee reaches age 21 and (ii) completes one Year of Service. In no event, however, are the following individuals eligible to participate in the Plan:

(a) Leased Employees, and

(b) Individuals whose employment with the Company or an Affiliate is governed by a collective bargaining agreement between representatives of the employee bargaining unit and the Company, if evidence exists that retirement benefits were a subject of good faith bargaining between the parties, and provided such bargaining agreement does not provide for participation in this Plan.

2.2 Commencement of Participation. Each Employee who has satisfied the requirements of Section 2.1 of the Plan shall commence participation in the Plan on the later of (i) the Effective Date or (ii) the Entry Date concurrent with or next following the date on which such requirements are satisfied.

2.3 Cessation of Participation. An Employee shall cease to be a Participant upon the earliest of:

(a) the date on which the Employee retires under the Plan;

(b) the date on which employment with the Company terminates for any reason, including death or Disability;

(c) the date on which employment with the Company is governed by a collective bargaining agreement that does not provide for participation in this Plan; or

(d) the date on which the Employee becomes a Leased Employee.

2.4 Special Rule for Participation Purposes. Only for purposes of determining an Employee’s eligibility to participate in the Plan pursuant to Section 2.1 of the Plan, Hours of Service shall include an Employee’s Hours of Service (i) with an Affiliate after it became an Affiliate hereunder; (ii) while a Leased Employee with the Company or an Affiliate after it became an Affiliate; (iii) while an employee covered by the terms of a collective bargaining agreement that does not provide for participation in this Plan; (iv) with the Company prior to the Effective Date, provided such Employee was 21 and had completed one Year of Service on the Effective Date in accordance with Section 2.1; or (v) with Eastern Holding Company, Ltd. or Educators Mutual life Insurance Company prior to the Effective Date, provided such Employee was 21 and had completed one Year of Service on the Effective Date in accordance with Section 2.1.

For purposes of this Section 2.4 and for determining eligibility to participate under Section 2.1,

2.5 Participation upon Reemployment. Upon the reemployment of any person after the Effective Date who had previously been employed by the Company on or after the Effective Date, the following rules shall apply in determining participation and Years of Service under the Plan:

(a) No Prior Participation. If the reemployed Employee was not a Participant in the Plan during the prior period of employment and the reemployed Employee incurred a Break in Service, only Service with the Company after reemployment will count for purposes of meeting the requirements of Section 2.1 of the Plan. If the reemployed Employee was not a Participant in the Plan during the prior period of employment and the reemployed Employee did not incur a Break in Service, all Service with the Company (both before and after the Break in Service) will be aggregated for purposes of meeting the requirements of Section 2.1 of the Plan.

(b) Prior Participation. If the reemployed Employee was a Participant in the Plan during the prior period of employment, the reemployed Employee shall be entitled to resume participation in the Plan on the reemployment date.

(c) Years of Service. Upon reemployment following a Break in Service, any Employee who was previously entitled to a nonforfeitable (vested) benefit will have all Years of Service (both before and after the Break in Service) aggregated. Any Employee who was not eligible for a nonforfeitable (vested) benefit will have all Years of Service (both before and after the Break in Service) aggregated unless the period of unemployment with the Company exceeds the greater of (i) Years of Service prior to the Break in Service or (ii) five years. For purposes of this paragraph (c) of this Section 2.5, the period of unemployment commences with the Employee’s termination date and ends with the date of reemployment.

2.6 Change in Control. Notwithstanding the provisions of this Article II or any other provisions of the Plan to the contrary, upon a change in Control, no additional Employee shall be eligible to become a Participant in the Plan.

ARTICLE III

VESTING

3.1 In General. Each Participant shall have a vested interest in the Participant’s Account, if any, in accordance with the following vesting schedule:

Years of Service After the Effective Date	Vested Percentage
0-1 Years of Service	0%
2 Years of Service	20%
3 Years of Service	40%
4 Years of Service	60%
5 Years of Service	80%
6 or more Years of Service	100%

3.2 Special Rule for Vesting Purposes. For purposes of determining Years of Service and vested interest pursuant to this Section 3.2 and Section 3.1 of the Plan, Hours of Service shall include an Employee’s Hours of Service (i) with an Affiliate after it became an Affiliate hereunder; (ii) while a Leased Employee with the Company or an Affiliate after it became an Affiliate; (iii) while an employee covered by the terms of a collective bargaining agreement that does not provide for participation in this Plan; or (iv) with the Company prior to the Effective Date, provided such Employee was eligible to participate in this Plan on the Effective Date in accordance with Section 2.1.

For purposes of determining Years of Service and vested interest pursuant to this Section 3.2 and Section 3.1 of the Plan, Hours of Service shall not include an Employee’s Hours of Service with Eastern Holding Company, Ltd. or Educators Mutual Life Insurance Company prior to the Effective Date.

3.3 Vesting upon Reemployment. Upon the reemployment of any person after the Effective Date who had previously been employed by the Company on or after the Effective Date, the following rules shall apply in determining the reemployed Employee’s vesting in the Plan:

(a) Five Consecutive Breaks in Service. If a Participant has five consecutive Breaks in Service, all Years of Service after such Breaks in Service will be disregarded for the purpose of vesting the Employer-derived Account balance that accrued before such Breaks in Service. Both pre-Break and post-Break service, however, will count for the purposes of vesting the Employer-derived Account balance that accrues after such Breaks in Service. Both Accounts will share in the earnings and losses of the fund.

(b) Less than Five Consecutive Breaks in Service. If a Participant does not have five consecutive Breaks in Service, both the pre- Break and post-Break service will count in vesting all Account balances.

3.4 Normal or Early Retirement Date. Notwithstanding the provisions of Section 3.1 of the Plan, a Participant who terminates employment on or after the Participant’s Normal or Early Retirement Date, shall be 100 percent vested.

3.5 Death or Disability. Notwithstanding the provisions of Section 3.1 of the Plan, a Participant whose employment is terminated on account of death or Disability, shall be 100 percent vested.

3.6 Forfeiture of Account. If prior to being 100 percent vested, a Participant terminates employment for a reason other than death, Disability, or Normal or Early Retirement, the nonvested portion will be treated as a forfeiture. Forfeitures shall be allocated to the Accounts of Participants who were employed by the Company on the last day of the Plan Year. Such forfeitures are allocated in the ratio that the Compensation of each Participant for such Plan Year bears to the total Compensation of all such Participants for such Plan Year. For purposes of this Section 3.5, if the value of a Participant’s vested account balance is zero, the participant shall be deemed to have received a distribution of such vested account balance.

If any former Participant shall be reemployed by the Employer before incurring five consecutive Breaks in Service, and such former Participant had received, or was deemed to have received, a distribution of the Participant’s entire vested interest prior to reemployment, the forfeited account shall be reinstated upon the reemployment of such Participant. In the event of a deemed distribution, the undistributed portion of the Participant’s account must be restored in full, unadjusted by any gains or losses occurring subsequent to the Valuation Date coinciding with or preceding the Participant’s termination. The source for such reinstatement shall be any forfeitures occurring during the Plan Year. If such source is insufficient, then the Employer shall contribute an amount which is sufficient to restore any such forfeited account provided, however, that if a discretionary contribution is made for such Plan Year pursuant to Section 4.1, such contribution shall first be applied to restoring such accounts and the remainder shall be allocated in accordance with Section 4.5.

3.7 Change in Control. Notwithstanding the provisions of Section 3.1 of the Plan, a Participant shall be 100 percent vested upon a Change in Control.

ARTICLE IV

CONTRIBUTIONS AND ALLOCATIONS

4.1 Company Contributions. For each Plan Year, the Company may contribute cash or shares of Company Stock, or both, in such amounts as may be determined by the Board of Directors. In no event, however, shall Company contributions made under this Section 4.1 exceed fifteen percent (15%) of each Participant’s Compensation, except to the extent Company contributions are used to pay the interest on an Exempt Loan.

In the event shares of Company Stock are sold to the Trustee for a Plan Year, the fair market value of such Company Stock shall be determined in accordance with the provisions of Article VII.

4.2 Time and Manner of Contributions. All Company contributions under Section 4.1 shall be paid directly to the Trustee, and a contribution for any Plan Year shall be made not later than the date prescribed by law for filing the Company’s Federal income tax return (including extensions, if any) for the Company’s taxable year that ends within or with that Plan Year.

4.3 Employee Contributions. Participants are neither permitted nor required to make contributions to the Plan.

4.4 Recovery of Contributions. The Company may recover contributions to the Plan, only as set forth in this Section 4.4.

(a) If the Commissioner of Internal Revenue determines that the Plan is not initially qualified under the Code, any contribution made incident to such qualification must be returned to the Employer within one year after the date the initial qualification is denied, but only if the application for determination is made by the time prescribed by law for filing the Employer’s return for the taxable year in which the Plan is adopted, or such later date as the Secretary of the Treasury may prescribe.

(b) To the extent that a deduction is disallowed under Code Section 404 for any contribution, such contribution (to the extent disallowed) shall be returned to the Company within one year after the disallowance of the deduction.

(c) If a contribution, or any part thereof, is made on account of a mistake of fact, the amount of the contribution attributable to such mistake shall be returned to the Company within one year after it is made.

4.5 Allocation of Employer Contributions. Subject to the limitations set forth in Article V, Employer contributions made to the Trust in the form of cash or Company Stock shall be allocated to the Accounts of Participants according to a Compensation ratio. Such ratio is the Compensation of each Participant for the Plan Year to the total Compensation of all Participants for the Plan Year, provided that the Participant has completed 1,000 Hours of Service and is actively employed on the last date of the Plan Year.

4.6 Income on Investments. The income, gains, and losses attributable to investments under the Plan shall be allocated annually or at such other times as the

Administrative Committee may determine. Such amounts shall be allocated to the Accounts of Participants and Beneficiaries who have undistributed balances in their Accounts on the Valuation Date. Such amounts shall be allocated in proportion to the amounts in the Participants’ and Beneficiaries’ Accounts immediately after the preceding Valuation Date, but after first reducing each Account by any distributions, withdrawals or transfers from the Trust during the interim period and increasing each Account by any transfers to the Trust and by contributions made to the Trust during the interim period.

Distributions from the Plan shall include income, gains, and losses accrued as of the coincident or immediately preceding Valuation Date, and shall not be adjusted proportionately to reflect any income, gains, or losses accrued after that Valuation Date. All valuations shall be based on the fair market value of the assets in the Trust on the Valuation Date.

4.7 Certain Stock Transactions. Shares of Company Stock received by the Trustee as a result of a stock split, dividend, conversion, or as a result of a reorganization or other recapitalization of the Company shall be allocated as of the day on which such shares are received by the Trustee in the same manner as the shares of Company Stock to which they are attributable are then allocated.

4.8 Valuation of Trust Fund. The Trustee shall determine the fair market value of the Trust as of each Valuation Date. Such valuation shall be done for the valuation period ending on the Valuation Date. Such valuation shall be determined after deducting withdrawals, distributions, and any expenses of Plan administration paid out of the Trust, and including any contributions allocated to Participants’ Accounts, for the valuation period ending on the Valuation Date. In determining value, the Trustee may use such generally accepted methods as the Trustee, in its discretion, deems advisable, which, in the case of Company Stock shall be in accordance with the provisions of Article VII.

ARTICLE V

MAXIMUM LIMITATION ON ALLOCATIONS

5.1 Participation Solely in This Plan.

(a) This Section 5.1 applies if a Participant does not participate in, and has never participated in another plan qualified under Code Section 401(a), or a welfare benefit fund (as defined in Code Section 419(e)), or an individual medical account (as defined in Code Section 415(1)(2)), or a simplified employee pension (as defined in Code Section 408(k)) any of which is maintained by the Employer and which provides an Annual Addition. If the Participant has never participated in one or more such plan, the amount of Annual Additions which may be credited to the Participant’s Account for any Limitation Year shall not exceed the lesser of (i) the Maximum Permissible Amount or (ii) any other limitation contained in the Plan. Except as provided in subsection (d) of this Section 5.1, if the Company’s contribution that would otherwise be contributed or allocated to the Participant’s Account would cause the Annual Additions for the Limitation Year to exceed the Maximum Permissible Amount, the amount contributed or allocated will be reduced so that the Annual Additions for the Limitation Year will equal the Maximum Permissible Amount.

(b) Prior to determining the Participant’s actual Compensation for the Limitation Year, the Company may determine the Maximum Permissible Amount for a Participant on the basis of a reasonable estimation of the Participant’s Compensation for the Limitation Year, uniformly determined for all Participants similarly situated.

(c) As soon as is administratively feasible after the end of the Limitation Year, the Maximum Permissible Amount for the Limitation Year will be determined on the basis of the Participant’s actual Compensation for the Limitation Year.

(d) If, as a result of the allocation of forfeitures, a reasonable error in estimating a Participant’s annual Compensation, or under such other facts and circumstances that the Internal Revenue Service has determined, there is an Excess Amount, the Excess Amount must be allocated and reallocated to other Participants. However, if the allocation or reallocation of the excess causes the Maximum Permissible Amount to be exceeded with respect to each Participant for the Limitation Year, then these amounts must be held unallocated in a Code Section 415 suspense account. If a Code Section 415 suspense account is in existence at any time during a Limitation Year pursuant to this Section 5.1, it will not participate in the allocation of the Trust’s investment gains and losses. If a suspense account is in existence at any time during a particular Limitation Year, other than the Limitation Year described in the preceding sentence, all amounts in the Code Section 415 suspense account must be allocated and reallocated to participants’ Accounts (subject to the Maximum Permissible Amount) before any Employee contributions may be made to the Plan for that Limitation Year.

5.2 Participation in Another Defined Contribution Plan.

(a) This Section 5.2 applies if a Participant is also covered under another defined contribution plan or a welfare benefit fund (as defined in Code Section 419(e)) or an individual medical account (as defined in Code Section 415(1)(2)) or a simplified employee pension (as defined in Code Section 408(k)) any of which is maintained by the Employer and which provides an Annual Addition during any Limitation Year. If the Participant participates in one or more such plans, all reductions in Annual Additions shall be made under such plans and not under this Plan. In the event that, notwithstanding the preceding sentence, the Annual Additions to be credited under this Plan should exceed the Maximum Permissible Amount, the Annual Additions which would otherwise be credited to the Participant’s Account under any other such plan shall be reduced prior to making any reduction hereunder, which reduction shall be made to the maximum extent possible under this Plan and shall be reduced in the manner set forth in Section 5.1 of the Plan.

5.3 Annual Additions - Definitions. The following definitions apply solely for purposes of this Article V.

(a) Annual Additions means the sum of the following amounts credited to a Participant’s Account for the Limitation Year:

(i) employer contributions;

(ii) employee contributions;

(iii) forfeitures;

(iv) amounts allocated to an individual medical account (as defined in Code Section 415(1)(2)) which is part of a pension or annuity plan maintained by the Employer which are treated as Annual Additions to a defined contribution plan;

(v) amounts derived from contributions paid or accrued, which are attributable to post-retirement medical benefits, allocated to the separate account of a key employee (as defined in Code Section 419A(d)(3)), under a welfare benefit fund (as defined in Code Section 419(e)) maintained by the Employer which are treated as Annual Additions to a defined contribution plan;

(vi) allocations under a simplified employee pension (as defined in Code Section 408(k)); and

(vii) excess amounts applied to reduce Employer contributions or which are allocated to Participants’ Accounts in the Limitation Year.

(b) Compensation for purposes of this Article V means wages, salaries, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer maintaining the Plan, but only to the extent that the amounts are includable in gross income (including but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements, and other expense allowances under a nonaccountable plan (as described in Regulation Section 1.62-2(c)). Notwithstanding the foregoing, Compensation excludes the following:

(i) Employer Contributions to a plan of deferred compensation which are not includable in the Employees’ gross income for the taxable year in which contributed, or Employer Contributions under a simplified employee pension plan to the extent such contributions are deductible by the Employee, or any distributions from a plan of deferred compensation;

(ii) amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

(iii) amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option plan; and

(iv) other amounts which received special tax benefits, or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described in Code Section 403(b) (whether or not the contributions are actually excludable from the gross income of the Employee).

For any self-employed individual Compensation will mean earned income.

For purposes of applying the limitations of this Article V, Compensation for a Limitation Year is Compensation actually paid or made available during such Limitation Year. Notwithstanding the preceding sentence, compensation for a participant in a defined contribution plan who is permanently and totally disabled (as defined in Code Section 22(e)(3)) is the compensation such participant would have received for the limitation year if the participant had been paid at the rate of compensation paid immediately before becoming permanently and totally disabled.

Compensation paid or made available during such Limitation Year shall include payments which are not includable in the gross income of the employee under Code Sections 125,402(e)(3), 402(h)(1)(B), 403(b) and 132(f)(4).

(c) Employer means the Company and all members of a controlled group of corporations (as defined in Code Section 414(b) and modified by Code Section 415(h)), all commonly controlled trades or businesses (as defined in Code Section 414(c) as modified by Code Section 415(h)), any affiliated service group (as defined in Code Section 414(m)) of which the Company is a part, and any other entity required to be aggregated with the Employer pursuant to regulations under Code Section 414(o).

(d) Excess Amount means the excess of the Participant’s Annual Additions for the Limitation Year over the Maximum Permissible Amount.

(e) Limitation Year means the calendar year.

(f) Maximum Permissible Amount means the Maximum Annual Additions that may be contributed or allocated to a Participant’s Account for any Limitation Year. Such amount shall not exceed the lesser of:

(i) $40,000 (as adjusted for increases in the cost-of-living under Code Section 415(d)), or

(ii) 100 percent of the Participant’s Compensation for the Limitation Year.

The Maximum Permissible Amount shall be pro-rated in the case of any Limitation Year of less than 12 months created by the changing of the Limitation Year.

If no more than one-third of Company contributions to the Plan for a Plan Year which are deductible under Code Section 404(a) (9) are allocated to the Accounts of Participants who are Highly Compensated Employees, there shall be excluded in determining the Maximum Permissible Amount of each Participant for such Plan Year (i) the contributions applied to the payment of interest on an Exempt Loan; and (ii) any forfeitures of Company contributions if the forfeited contributions were Company Stock acquired with the proceeds of an Exempt Loan.

ARTICLE VI

INVESTMENT OF TRUST ASSETS

6.1 Trust.

(a) All assets of the Plan shall be held in the Trust. To the extent the Trustee deems practical, the Trustee shall use all available cash, as directed by the Administrative Committee, to purchase Company Stock in open market transactions, from other stockholders, or to buy newly issued Company Stock from the Company. If the purchase is from the Company or a Disqualified Person, such purchase shall be for adequate consideration and no commission is to be charged with respect to the purchase. If no such stock is available for purchase, or if the Trustee determines that the purchase of such additional stock is not practical, the Trustee shall invest in other securities or property, real or personal, consistent with the requirements of Title I of ERISA. These other securities, property and cash shall be held by the Trustee in the Investment Fund. The Investment Fund income shall be allocated as of each Valuation Date to Participant’s Investment Accounts in proportion to the balance in these accounts at the beginning of the year.

ARTICLE VII

COMPANY STOCK APPRAISAL

7.1 Determination of Fair Market Value. The fair market value of Company Stock shall be determined, on any relevant day, as follows: (i) if such stock is then traded in the over-the-counter market, the closing sale price (as reported in the National Market System by NASDAQ with respect to such stock) for the most recent date (including such relevant day) during which a trade in such stock has occurred, or (ii) if such stock is then traded on a national securities exchange, the closing sale price for the most recent date (including such relevant date) during which a trade in such stock has occurred. In accordance with the provisions of Code Section 401(a)(28)(C), if Company stock is not actively traded in the over-the-counter market, or on a national securities exchange, a valuation of Company stock required to be made under this Plan shall be made by an independent appraiser who satisfies requirements similar to those contained in regulations issued under Code Section 401(a)(28)(C).

ARTICLE VIII

DISTRIBUTIONS

8.1 Termination of Employment. In the event of the Participant’s termination of employment for any reason (including attainment of Normal Retirement Date, attainment of age 55 and the completion of Five Years of Service, or on account of death or Disability), a Participant shall be entitled to a distribution of all amounts determined under Article III that are credited to the Participant’s Account at the times set forth in this Article VIII.

8.2 Death. Upon the death of a Participant, all amounts credited to the Participant’s Account shall be distributed to the Participant’s Beneficiary, determined in accordance with this Section 8.2.

(a) The Administrative Committee, as it deems necessary, may require such proof of death and such other evidence of the right of any person to receive payment of the Account of a deceased Participant. The Administrative Committee’s determination of death and of the right of any person to receive payment shall be conclusive and binding on all parties.

(b) Upon the death of a Participant, the Beneficiary shall be the Participant’s spouse. Notwithstanding the foregoing, the Participant may designate, on a form provided by the Administrative Committee for such purpose, a Beneficiary other than the Participant’s spouse, if:

(i) the spouse has waived the right to be the Participant’s Beneficiary in the manner set forth in subsection (c) of this Section 8.2; or

(ii) the Participant has established to the satisfaction of the Administrative Committee that the Participant has no spouse or that the spouse cannot be located.

(c) Any consent by a Participant’s spouse to waive a death benefit must be filed with the Administrative Committee in writing, in a manner, and on a form provided by the Committee for such purpose. The spouse’s consent must acknowledge the effect of the consent and must be witnessed by a notary public. The designation of a Beneficiary other than the spouse made by a married Participant must be consented to by the Participant’s spouse and may be revoked by the Participant in writing without the consent of the spouse. Any new beneficiary designation must comply with the requirements of this subsection (c). A former spouse’s waiver shall not be binding on a new spouse.

(d) In the event the designated Beneficiary fails to survive the Participant, or if such designation shall be ineffective for any reason, the Participant’s Account shall be paid in accordance with the rules of intestate succession of the Commonwealth of Pennsylvania, as amended from time to time.

8.3 Time of Payment. The distribution of a Participant’s Account shall begin as soon as administratively feasible. Such distribution shall not be later than 60 days after the latest of the close of the Plan Year in which occurs (i) the date on which the Participant attains the earlier of age 65 or Normal Retirement Date, (ii) the 10th anniversary of the year in which the Participant commenced participation in the Plan, or (iii) the Participant terminates service with the Employer.

8.4 Form of Payment. The distribution of the Participant’s Account balance will be in one lump sum. Distributions of a Participant’s Account balance shall be made in Company Stock unless the distributee elects cash.

Such distributions shall be the fair market value of each share multiplied by the number of shares credited to the Participant’s Account, with appropriate adjustments to reflect intervening stock dividends, stock splits, stock redemptions, or similar changes to the number of outstanding shares. The fair market value of a share shall be determined as of the Valuation Date immediately preceding the date the distribution is made or, in the case of a transaction between the Plan and a Disqualified Person, determined as of the date of the transaction.

8.5 Direct Rollover.

(a) Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Article VIII, a distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution that is equal to at least $500 paid directly to an eligible retirement plan specified by the distributee in a direct rollover. If an eligible rollover distribution is less than $500, a distributee may not make the election described in the preceding sentence to rollover a portion of the eligible rollover distribution.

(b) For purposes of this Section 8.5, the following definitions apply:

(i) Eligible rollover distribution means any distribution of all or any portion of a Participant’s Account balance to the credit of the distributee. Notwithstanding the foregoing, an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code Section 401(a)(9); a distribution on account of hardship; the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); and any other distribution(s) that is reasonably expected to total less than $200 during a year.

(ii) Eligible retirement plan means an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the distributee’s eligible rollover distribution. An eligible retirement plan shall also mean an annuity contract described in Code Section 403(b) and an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state, or political subdivision of a state, and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p).

(iii) Distributee includes an employee or former employee. In addition, the employee’s or former employee’s surviving spouse and the employee’s or former employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are distributees with respect to the interest of the spouse or former spouse.

(iv) Direct rollover means a payment by the plan to the eligible retirement plan specified by the distributee.

8.6 Diversification Election. Notwithstanding any provision of this Article to the contrary, a Participant who has attained age 55 and completed at least ten years of participation in this Plan may elect in writing, on a form provided by the Administrative Committee for such purpose, to make a diversification election. Such election must be made within ninety days after the close of each Plan Year during the Qualified Election Period. The effect of a diversification election is to direct the investment of a portion of the Participant’s interest in the Company Stock Account not in excess of 25 percent of such interest, less amounts subject to all prior elections under this Section 8.6, as a transfer to the applicable Eastern Insurance Holdings, Inc. defined contribution plan which permits Participants to make investment elections. Upon a Participant’s election to diversify a portion of the Participant’s interest in the Company Stock Account, Company Stock in an amount equal to the portion so elected, valued as of the Valuation Date concurrent with or immediately preceding the date of such election will be transferred to the applicable Eastern Insurance Holdings, Inc. defined contribution plan which permits Participants to make investment elections. A participant may then make investment elections among the several funds. Starting from the sixth Plan Year during the Qualified Election Period of a Participant, 50 percent shall be substituted for 25 percent in this Section 8.6.

For purposes of this Section 8.6, “Qualified Election Period” means, with respect to a Participant, the period beginning with the later of (a) the Plan Year in which the Participant attains age 55 or (b) the Plan Year in which the Participant completes at least ten years of participation in the Plan and ending with the year in which the Participant’s employment is terminated for any reason.

8.7 Election to Retain Interests in Plan. No distribution shall be made to a Participant before the Participant’s Normal Retirement Date unless (a) the Participant’s prior written consent to the distribution has been obtained by the Administrative Committee, or (b) the value of the Participant’s vested Account does not exceed $5,000 as of the date of the event giving rise to the distribution.

8.8 Mandatory Distributions.

(a) Subject to the provisions of Section 8.3 of the Plan, unless a Participant otherwise elects in writing, payment of benefits under this Plan shall commence not later than sixty days after the close of the Plan Year in which the latest of the following dates occur:

(i) the date on which the Participant attains age 65;

(ii) the 10th anniversary of the date on which the Participant commenced participation in the Plan; or

(iii) the date the Participant terminates employment with the Company.

(b) Notwithstanding any provision of this Plan to the contrary, all amounts credited to a Participant’s Account shall commence to be distributed not later than the later of (i) April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2 or (ii) the date the Participant terminates employment with the Company. Any subsequent distributions for other distribution calendar years, including the minimum distribution for the distribution calendar year in which the Participant’s initial minimum distribution on April 1 occurs, will be made in a lump-sum on or before December 31 of that distribution calendar year. All such distributions shall be made in accordance with the rules set forth in Code Section 401(a)(9), including the minimum distribution incidental requirements of Treasury Regulations Section 1.401(a)(9)-2.

(c) In the event the Participant dies after distributions have commenced under this Article VIII but before the Participant’s entire Account is distributed, the remaining portion of such Account shall be distributed at least as rapidly as under the method of distribution being used as of the date of the Participant’s death.

(d) In the event the Participant dies before distributions under this Article VIII have commenced, then, unless the Beneficiary is the Participant’s spouse or a designated Beneficiary, the entire balance in the Account of the Participant shall be distributed on or before the December 31 of the calendar year in which occurs the fifth anniversary of the death of such Participant.

The preceding paragraph (d) of this Section 8.8 shall not apply if either condition of (i) or (ii) as set forth below are satisfied:

(i) If the Participant’s designated Beneficiary is the surviving spouse of such Participant or former Participant, such distribution shall not be required to begin prior to the date on which the Participant or former Participant would have attained age 70 1/2, and at such time may be distributed over the life expectancy of such spouse. If the surviving spouse dies prior to commencement of distributions to such spouse, then this subparagraph (i) shall be applied as if the surviving spouse were the Participant or former Participant;

(ii) If the Participant’s or former Participant’s designated Beneficiary is anyone besides the surviving spouse of such Participant or former Participant, such distribution may be distributed, in accordance with regulations, over the life of such designated Beneficiary (or over a period not extending beyond the life expectancy of such designated Beneficiary) if such distribution or portion thereof begins not later than one year following the Participant or former Participant’s death or such later date as may be prescribed by regulations.

For purposes of subparagraphs (i) and (ii), life expectancy shall be calculated in accordance with the provisions of Code Section 72. Life expectancy of a surviving spouse may be calculated annually, however. In the case of any other designated Beneficiary, life expectancy must be calculated at the time payment first commences.

(e) Any amount payable to a child pursuant to the death of a Participant or former Participant shall be treated as if it were payable to the Participant’s or former Participant’s surviving spouse if such amount would become payable to the surviving spouse upon such child reaching majority (or other designated event permitted by regulations).

(f) Any distribution required under the incidental death benefit requirements of Code Section 401(a)(9) shall be treated as a distribution required under this Section of 8.8.

8.9 Dividend Distributions.

(a) Any cash dividends on Company Stock acquired with the proceeds of an Exempt Loan and held in the Suspense Account shall be applied first to repay the principal and, at the Committee’s discretion, the interest, of the Exempt Loan. In addition, if any cash dividends on shares of such Company Stock allocated to Participant’s Accounts are used to pay the principal and/or the interest of the Exempt Loan at the Committee’s discretion, Company Stock with a fair market value not less than the amount of the dividends so used must be allocated to the Participants’ Accounts to which such cash dividends would have been allocated.

(b) After the payment of the principal and the interest of the Exempt Loan, any remaining cash dividends on Company Stock may be used to purchase Company Stock or allocated to Accounts of Participants according to subsection (c) below.

(c) In the case of any cash dividends on Company Stock that are allocable to the Accounts of Participants with respect to vested shares, they may be paid currently (or within ninety days after the end of the Plan Year in which the dividends are paid to the Trust) as cash, or the Company may pay such dividends directly to the Participants’ Accounts as the Administrative Committee may determine.

8.10 Right of First Refusal. In the event a Participant, former Participant, or Beneficiary desires to sell to a third person Company Stock received as a distribution from the Plan, such person must first offer the Company, then the Plan, the right to purchase such Company Stock at a price and on such terms not less favorable to the Participant than the greater of (a) the price established by a bona fide offer or (b) the fair market value of the Company Stock using the value determined as of the most recent Valuation Date. The right of the Company and the Plan to purchase such stock shall lapse on the 14th day after such written notice is given to the Company or the Plan of the fact that an offer has been received from a third party to purchase the Company Stock and of the price and other terms of such offer.

8.11 Prohibited Company Stock Transactions.

(a) No portion of the assets of the Plan attributable to (or allocable in lieu of) Company Stock acquired by the Plan in a sale to which Code Section 1042 applies may be allocated to the Account of:

(i) any Qualifying Selling Shareholder during the Nonallocation Period; or

(ii) any other person who owns (after application of Code Section 318(a) without regard to the employee trust exception in sub paragraph (2)(B)(i) of Code Section 318(a)) more than 25 percent of (A) any class of outstanding stock of the Company or any of its Affiliates, or (B) the total value of any class of outstanding stock of the Company or any of its Affiliates.

(b) For purposes of this Section 8.11, the following initially capitalized words shall carry the following meanings:

(i) Affiliate, as defined under Section 1.3 of the Plan, shall be modified in accordance with Code Section 409(1)(4).

(ii) Qualifying Selling Shareholder means any shareholder of Company Stock who makes an election under Code Section 1042 (a) with respect to Company Stock, or any individual who is related to (within the meaning of Code Section 267(b)) the shareholder of Company Stock as defined above. The term shall not include any lineal descendant of such shareholder or if the aggregate amount allocated to the benefit of all such lineal descendants during the Nonallocation Period does not exceed more than 5 percent of Company Stock (or amounts allocated in lieu thereof) held by the Plan which are attributable to a sale to the Plan by any person related to such descendants (within the meaning of Code Section 267(c)(4)) in a transaction to which Code Section 1042 applied.

(iii) Nonallocation Period means the period beginning on the date of the sale of Company Stock and ending on the later of (A) the date which is 10 years after the date of the sale, or (B) the date of the Plan allocation attributable to the final payment of acquisition indebtedness incurred in connection with such sale.

ARTICLE IX

RIGHT TO SELL COMPANY STOCK

9.1 Put Requirements.

(a) In the event Company Stock is distributed and is not publicly traded in the over-the-counter market or on a national securities exchange at the time of distribution, the Participant, former Participant, or Beneficiary may have an option (the “Put”) to require the Company to purchase all of the shares actually distributed to such person. The Put may be exercised at any time during the Option Period (as defined in subsection (f) below) by giving the Administrative Committee and the Company written notice of the election to exercise the Put. The Put may be exercised by a former Participant or a Beneficiary only during the Option Period with respect to which such person receives a distribution of Company Stock.

(b) (i) The price paid for Company Stock sold to the Plan or the Company pursuant to the Put shall be the fair market value of each share multiplied by the number of shares to be sold under the Put, with appropriate adjustments to reflect intervening stock dividends, stock splits, stock redemptions, or similar changes to the number of outstanding shares. The fair market value of a share shall be determined (A) as of the Valuation Date immediately preceding the date the Put is exercised, or (B) in the case of a transaction between the Plan and a Disqualified Person, as of the date of the transaction.

(ii) If the distribution of Company Stock to a former Participant or Beneficiary constituted a distribution within one taxable year of the balance of such person’s Account, the Company reserves the right to establish guidelines to be exercised in a uniform and nondiscriminatory manner, to make payment for the shares subject to the Put on an installment basis in substantially equal annual, quarterly or monthly payments over a period not to exceed five years, such period beginning no later than thirty days after exercise of the Put. The Company shall pay reasonable interest at least annually on the unpaid balance of the price and shall provide to the former Participant or Beneficiary adequate security with respect to the unpaid balance. If the distribution was part of an installment distribution, the Company shall pay the Participant in cash within thirty days after exercise of the Put.

(c) The Put shall not be assignable except in the event of a Participant’s or former Participant’s incapacity or death. In such cases, the Participant’s or former Participant’s legal representative (in the case of incapacity) or Beneficiary (in the case of death) shall be entitled to exercise the Put during the Option Period for which it is applicable.

(d) The Trustee (on behalf of the Plan) in its discretion, may assume the Company’s obligations under this Section at the time a Participant, former Participant, or Beneficiary exercises the Put, with the Company’s consent. If the Trustee assumes the Company’s obligations, the provisions of this Section that apply to the Company shall also apply to the Trustee.

(e) The Administrative Committee shall notify each Participant, former Participant, and Beneficiary who is eligible to exercise the Put of the fair market value of each share of Company Stock as soon as practicable following its determination. The Administrative Committee shall send all notices required under this Section to the last known address of a Participant, former Participant, or Beneficiary, and it shall be the duty of such persons to inform the Administrative Committee of any changes in address.

(f) For purposes of this Section 9.1, the “Option Period” is the period of sixty days following the day on which a Participant, former Participant, or Beneficiary receives a distribution. If such person does not exercise the Put during that sixty-day period, the Option Period shall also be the sixty-day period beginning on the first anniversary of the day on which such person received a distribution. Notwithstanding the preceding sentences, when Company Stock is acquired with the proceeds of an Exempt Loan, the “Option Period” shall be the fifteen (15) month period beginning on the date such Company Stock is distributed to a Participant or Beneficiary. Such 15- month period shall be extended by a period equal to the number of days, if any, during which the Company is precluded from honoring the put option by reason of applicable federal or state law.

ARTICLE X

VOTING AND TENDER OF COMPANY STOCK

10.1 Voting.

(a) All shares of Company Stock held in the Trust shall be voted by the Trustee.

(b) Each Participant and Beneficiary shall be entitled to direct the Trustee as to the manner in which Company Stock allocated to such persons Account is to be voted on any and all matters which may be presented to the shareholders of Company Stock.

(c) With respect to (i) allocated Company Stock as to which no direction is received, (ii) unallocated shares of Company Stock in the Suspense Account and (iii) allocated shares of Company Stock that are not subject to voting right pass through requirement under Code Section 409(e), the Trustee shall vote such shares in the same ratio as the allocated and voted shares. When voting such shares, however, the Trustee shall comply with its fiduciary duties as required by ERISA.

10.2 Tender.

(a) The Trustee shall not sell, alienate, encumber, pledge, transfer or otherwise dispose of any Company Stock except (i) as specifically provided for in the Plan or a Trust Agreement, or (ii) in the case of a “tender or exchange offer”, as set forth in subsection (b) of this Section 10.2.

For purposes of this Article X, the term “tender or exchange offer” shall mean: (A) any offer for, or request for, or invitation for tenders or exchanges of, or offers to purchase or acquire any shares of Company Stock that is directed generally to shareholders of the Company, or (B) any transaction involving Company Stock which may be defined as a “tender offer” under proposed or final rules or regulations promulgated by the Securities and Exchange Commission.

(b) (i) In the event of a tender or exchange offer, each Participant or, if the Participant is not alive, the Participant’s Beneficiary, shall have the right to determine confidentially whether to tender or exchange any whole and fractional shares of Company Stock allocated to such person’s Account and shall be entitled to instruct the Trustee as to the tender of such shares. Upon receipt of such instructions, the Trustee shall act with respect to such Company Stock as instructed. With respect to Company Stock as to which no instruction is received and shares of Company Stock in the Suspense Account, the Trustee shall tender such shares in the Trustee’s discretion. In exercising such discretion, the Trustee shall comply with its fiduciary requirements of ERISA.

(ii) All shares of Company Stock held in the Fund and not tendered pursuant to subsection (b)(i) of this Section 10.2, including allocated shares for which no instructions are received, shall continue to be held by the Trustee.

(iii) Any shares of Company Stock not tendered by a Participant or Beneficiary pursuant to subsection (b)(i) of this Section 10.2 shall continue to be held by the

Trustee in such person’s Account. The Account of each Participant or Beneficiary tendering shares of Company Stock pursuant to subsection (b)(i) of this Section 10.2 shall be credited with the cash received by the Trustee in exchange for the shares tendered from such persons Account.

10.3 Fiduciary Responsibilities. Each Participant shall be a “named fiduciary,” within the meaning of ERISA Section 402(a), with respect to the voting and tender of Company Stock pursuant to Sections 10.1 and 10.2 of the Plan.

10.4 Procedures for Voting and Tender.

(a) The Administrative Committee shall establish and maintain procedures by which Participants and Beneficiaries shall be (i) timely notified of their right to direct the voting and tender of Company Stock allocated to their Accounts and the manner in which any such directions are to be conveyed to the Trustee, and (ii) given information relevant to making such decisions. No directions shall be honored by the Trustee unless timely and properly conveyed in accordance with such procedures.

(b) Voting instructions received from Participants and Beneficiaries shall be held in confidence by the Trustee or its delegatee for this purpose and shall not be divulged to the Company or to any officer or employee of the Company or to any other person.

ARTICLE XI

ADMINISTRATION

11.1 Fiduciary Responsibilities. A fiduciary shall have only those specific powers, duties, responsibilities and obligations as are specifically given to the fiduciary under the Plan or the Trust. The Company shall have sole responsibility to make the contributions provided for under the Plan and, by action of the Board of Directors, to amend or terminate, in whole or in part, the Plan or the Trust. The Board of Directors shall have sole responsibility to appoint and remove members of the Administrative Committee and the Trustees of the Plan. The Administrative Committee shall have sole responsibility for the general administration of this Plan and for the investment policies of the Plan, for the selection of the Plan’s investment funds pursuant to the Plan, and for the appointment and removal of any Investment Manager. Subject to the provisions of the Plan and the Trust Agreement, the Trustee shall have sole responsibility for the administration of the Trust and the management of the assets held in the Trust, as set forth in the Plan and the Trust. It is intended that each fiduciary shall be responsible for the proper exercise of the fiduciary’s own powers, duties, responsibilities, and obligations and, except as otherwise provided by law, shall not be responsible for any act or failure to act by another fiduciary. A fiduciary may serve in more than one fiduciary capacity with respect to the Plan. A fiduciary of the Plan who is also an Employee shall not be compensated as a fiduciary.

11.2 The Administrative Committee. Any member of the Administrative Committee may resign with sixty (60) days advance written notice to the Board of Directors. The Administrative Committee shall select a Chairman and a Secretary to keep records or to assist it in the discharge of its responsibilities. The Administrative Committee shall have such duties and powers as are necessary to discharge its responsibilities under the Plan, including, but not limited to, the following:

(a) to require any person to furnish such information as it requests for the purpose of the proper administration of the Plan;

(b) to make and enforce such rules and regulations and prescribe the use of such forms as it deems necessary for the efficient administration of the Plan;

(c) to construe and interpret the Plan, including the right to determine eligibility for participation, eligibility for payment, the amount of benefits payable, the timing of distributions and all other issues arising under the Plan as well as the right to remedy possible ambiguities, inconsistencies or omissions. When exercising such power all such interpretations and decisions shall be applied in a uniform manner to all similarly situated Participants and Beneficiaries;

(d) to employ and rely upon such advisors (including attorneys, independent public accountants, investment advisors, and enrolled actuaries) as it deems appropriate or helpful in connection with the operation and administration of the Plan;

(e) to maintain complete records of the administration of the Plan;

(f) to prepare and file with the appropriate governmental agencies such reports as required from time to time with respect to the Plan under ERISA, the Code, or other laws and regulations governing the administration of the Plan;

(g) to furnish or disclose to Participants, Employees who may become Participants, and Beneficiaries information about the Plan and statements of accrued benefits under the Plan, in accordance with ERISA, the Code, or other laws and regulations governing the administration of the Plan;

(h) to delegate to one or more members of the Administrative Committee, or to persons other than Administrative Committee members, any authority, duty or responsibility pertaining to the administration or operation of the Plan; provided, however, that each such delegation shall be made by a written instrument authorized by the Administrative Committee and maintained with the records of the Plan. If any person other than an Employee is so designated, such person must acknowledge, in writing, acceptance of the duties and responsibilities so delegated. All such instruments and acknowledgments shall be considered a part of the Plan;

(i) to determine, pursuant to procedures adopted by it, whether a state domestic relations order served upon the Plan is a “qualified domestic relations order” (as defined in Code Section 414(p)); to place in escrow any benefits payable in the period during which the Administrative Committee determines the status of an order; and to take any necessary action to administer distributions under the terms of a “qualified domestic relations order”; and

(j) to discharge any responsibilities which are allocated to the Administrative Committee elsewhere in this Plan.

All decisions and interpretations of the Administrative Committee shall be binding and shall be entitled to the maximum deference permitted under the law.

11.3 Plan Expenses. All expenses authorized and incurred by the Administrative Committee shall be from the Trust, except to the extent such expenses are paid by the Company.

11.4 Meetings and Voting. The Administrative Committee shall act by a majority vote of its respective members at a meeting or, by written consent of a majority of its members, without a meeting. The Administrative Committee shall hold meetings, as deemed necessary by them, although any member may call a special meeting of the Committee by giving reasonable notice to the other members. The Secretary of the Administrative Committee shall have authority to give certified notice in writing of any action taken by the Committee.

11.5 Compensation. The members of the Administrative Committee, if Employees, shall serve without compensation.

11.6 Claims Procedures.

(a) Any Participant or Beneficiary (“Claimant”) may file a written claim for a benefit under the Plan with the Administrative Committee or with a person named by the Administrative Committee to receive such claims;

(b) In the event of a denial or limitation of any benefit or payment due or requested by any Claimant, such Claimant shall be given a written notification containing specific reasons for the denial or limitation of the benefit. The written notification shall contain specific reference to the pertinent Plan provisions on which the denial or limitation is based. In addition, the notification shall contain a description of any additional material or information necessary for the Claimant to perfect a claim and an explanation of why such material or information is necessary. Further, the notification shall provide appropriate information as to the steps to be taken if the Claimant wishes to submit such claim for review. This written notification shall be given to a Claimant within ninety days after receipt of the claim by the Administrative Committee (or its delegatee to receive such claims), unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the ninety-day period and such notice shall indicate the special circumstances which make the postponement appropriate;

(c) In the event of a denial or limitation of benefits, the Claimant or the Claimant’s duly authorized representative shall be permitted to review pertinent documents and to submit issues and comments in writing to the Administrative Committee. In addition, such person may make a written request for a full and fair review of the claim and its denial by the Administrative Committee. Such written request must be received by the Administrative Committee (or its delegatee to receive such requests) within sixty days after receipt by the Claimant of written notification of the denial or limitation. The sixty-day requirement may be waived by the Administrative Committee in appropriate cases; and

(d) (i) A decision shall be rendered by the Administrative Committee within sixty days after the receipt of the request for review. Notwithstanding the foregoing, where special circumstances require an extension of time for processing the decision, it may be postponed, on written notice to the Claimant (prior to the expiration of the initial sixty-day period) for an additional sixty days. In no event, however, shall the decision be rendered more than one hundred and twenty days after the receipt of such request for review.

(ii) Notwithstanding subsection (d)(i) of this Section 11.6, if the Administrative Committee holds regularly scheduled meetings at least quarterly to review such appeals, a Claimant’s request for review shall be acted upon at the meeting immediately following the receipt of the Claimant’s request, unless such request is filed within thirty days preceding such meeting. In such instance, the decision shall be made no later than the date of the second meeting following the receipt of such request by the Administrative Committee (or its delegatee to receive such requests). If special circumstances require a further extension of time for processing a request, a decision shall be rendered not later than the third meeting of the Administrative Committee following the receipt of such request for review, and written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension.

(iii) Any decision by the Administrative Committee shall be furnished to the Claimant in writing and in a manner calculated to be understood by the Claimant and shall set forth the specific reason(s) for the decision and the specific Plan provision(s) on which the decision is based.

11.7 Liabilities. The Administrative Committee, each member or former member of such Committee, and each person to whom duties and responsibilities have been delegated under the Plan shall be indemnified and held harmless by the Company, to the fullest extent permitted by ERISA, other applicable laws, and the charter and By-laws of the Company.

ARTICLE XII

AMENDMENTS

12.1 Right to Amend. Except as otherwise set forth in this Article XII or as may be required by law, the Board of Directors reserves the right to amend the Plan at any time and in any manner, without prior notification, consultation, or bargaining with any Employee or representative of Employees, by written resolution of the Board of Directors adopted at a duly convened meeting of the Board of Directors in accordance with the By-Laws of the Company and the laws of the Commonwealth of Pennsylvania. To the extent required by the Code or ERISA, no amendment to the Plan shall decrease a Participant’s benefit or eliminate an optional form of distribution. No amendment shall make it possible for any assets of the Plan to be used for or diverted to any purposes other than for the exclusive benefit of Participants and Beneficiaries.

12.2 Amendment by Administrative Committee. The Administrative Committee may adopt any ministerial and nonsubstantive amendment it deems necessary or appropriate to (a) facilitate the administration, management and interpretation of the Plan; (b) conform the Plan to current practice; or (c) cause the Plan and its related Trust to qualify under Code Sections 401(a)(1), 501(a) and 4975(e)(7) or to comply with ERISA or any other applicable laws. Such amendment, however, shall not have any material effect on the estimated cost to the Company of maintaining the Plan.

12.3 Plan Merger and Asset Transfers. No assets of the Trust shall be merged or consolidated with, nor shall any assets or liabilities be transferred to any other plan, unless the benefits payable to each Participant or Beneficiary, if this Plan were terminated immediately after such action, would be equal to or greater than the benefits such individuals would have been entitled to receive if this Plan had been terminated immediately before such action.

12.4 Amendment of Vesting Schedule. Notwithstanding anything to the contrary, no amendment to the Plan shall have the effect of decreasing a Participant’s nonforfeitable percentage determined without regard to such amendment as of the later of the date such amendment is adopted or the date it becomes effective. If the Plan’s vesting schedule is amended, or the Plan is amended in any way that directly or indirectly affects the computation of a Participant’s nonforfeitable percentage, each Participant with at least three Years of Service may elect, within a reasonable period after the adoption of the amendment, to have the nonforfeitable percentage computed under the Plan without regard to such amendment. The Participant’s election may be made at any time during the period ending on the latest of:

(a) 60 days after the amendment is adopted;

(b) 60 days after the amendment becomes effective; or

(c) 60 days after the Participant is issued written notice of the amendment by the Company or the Administrative Committee.

ARTICLE XIII

TERMINATION

13.1 Right to Terminate. While the Company intends the Plan to be permanent, the Board of Directors reserves the right to terminate the Plan at any time, without prior notification, consultation, or bargaining with any Employee or Employee representative by written resolution of the Board of Directors adopted at a duly convened meeting of the Board of Directors in accordance with the By-laws of the Company and the laws of the Commonwealth of Pennsylvania.

13.2 Effect of Termination. If the Plan is terminated, contributions shall cease, and the assets remaining in the Trust, after payment of any expenses, including expenses of administration or liquidation, shall be retained in the Trust for distribution in accordance with the terms of the Plan. Upon termination (including a partial termination), or upon the complete discontinuance of contributions by the Company, all Participants shall be 100 percent vested in their Accounts.

13.3 Change in Control. Notwithstanding the provisions of this Article XIII or any other provisions of the Plan to the contrary, the Plan will terminate, upon a Change in Control. Such termination shall be effective as of the date of an occurrence of Change in Control determined under Section 1.7(a), (b), (d), (e), or (f) of the Plan. For purposes of a Change in Control as described under Plan Section 1.7(c), such termination shall be effective as of the “closing” or “effective date” of a transaction described in Section 1.7(c).

ARTICLE XIV

MISCELLANEOUS

14.1 Non-alienation of Benefits. No benefit under the Plan at any time shall be subject in any manner to anticipation, alienation, assignment (either at law or in equity), encumbrance, garnishment, levy, execution, or other legal or equitable process; and no person shall have power in any manner to anticipate, transfer, assign (either at law or in equity), alienate or subject to attachment, garnishment, levy, execution, or other legal or equitable process, or in any way encumber one’s benefits under the Plan, or any part thereof, and any attempt to do so shall be void. Notwithstanding the foregoing, benefits can be alienated in the following ways: (a) as provided in Code Section 401(a)(13) (relating to qualified domestic relations orders); (b) as provided in Code Section 401(a)(13)(C) and (D) (relating to offsets ordered or required under a criminal conviction involving the Plan, a civil judgment in connection with a violation or alleged violation of fiduciary responsibilities under ERISA, or a settlement agreement between the Participant and the Department of Labor in connection with a violation or alleged violation of fiduciary responsibilities under ERISA); (c) as provided in Section 1.401(a)-13(b)(2) of Treasury regulations (relating to Federal tax levies and judgments); or (d) as otherwise required by law.

14.2 Appointment of Guardian. Where it is established to the satisfaction of the Administrative Committee that a guardian has been duly appointed on behalf of a person entitled to a distribution under the Plan, the Administrative Committee may cause payment to be made to the guardian for the benefit of the entitled person. The Administrative Committee shall have no responsibility with respect to the application of amounts so paid.

14.3 Satisfaction of Benefit Claims. The assets of the Trust shall be the sole source of benefits under this Plan, and each Participant or any other person who shall claim the right to any payment or benefit under this Plan shall be entitled to look only to the Trust for such payment or benefit, and shall not have any right, claim or demand against the Company or any officer or director of the Company. Such Participant or person shall not have a right to or interest in any assets of the Trust, except as provided from time to time under this Plan.

14.4 Controlling Law. The provisions of the Plan shall be construed, administered and enforced under the laws of the United States and the Commonwealth of Pennsylvania.

14.5 Non-guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Company and any Employee, or as a right of any Employee to be continued in the employment of the Company or as a limitation of the right of the Company to discharge any of its Employees, with or without cause.

14.6 Severability and Construction of the Plan.

(a) If any provision of the Plan or the application of it to any circumstance(s) or person(s) is invalid, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.

(b) Unless the context otherwise indicates, the masculine wherever used shall include the feminine and neuter; the singular shall include the plural; and words such as “herein”, “hereof,” “hereby,” “hereunder” and words of similar import shall refer to the Plan as a whole and not any particular part of it.

14.7 No Requirement of Profits. Contributions may be made to the Plan without regard to current or accumulated profits of the Company.

14.8 All Risk on Participants and Beneficiaries. Each Participant and Beneficiary shall assume all risk in connection with any decrease in the value of the assets of the Trust and the Participants’ and Beneficiaries’ Accounts.

14.9 Uniformed Employment and Reemployment Rights Act of 1994 (USERRA). Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with the requirements of Code Section 414(u).

ARTICLE XV

TOP-HEAVY PROVISIONS

15.1 Top-Heavy Rules in General. For any Plan Year in which the Plan is determined to be a Top Heavy Plan, the provisions of this Article XV shall apply to the Plan notwithstanding any other provisions of the Plan to the contrary. The provisions of this Article XV shall be applied to the Plan in accordance with Code Section 416.

15.2 Top-Heavy Definitions. Solely for purposes of this Article XV, the following words and phrases shall have the following meaning;

(a) Compensation means the wages, salaries, and other amounts (defined in Code Section 415(c)(3)) paid by the Employer to a Participant during a Plan Year, including amounts contributed by the Employer pursuant to a salary reduction agreement which are excludable from the Employee’s gross income under Code Section 125, 132(f)(4), 402(e)(3), 402(h)(1)(B), or 403(b). However, such term shall not include deferred compensation, stock options, and other distributions or payments which receive special federal income tax treatment.

(b) Determination Date means, with respect to any Plan Year, the last day of the preceding Plan Year. For the first Plan Year of any plan, the last day of such Plan Year or such other date as permitted under rules issued by the U.S. Department of the Treasury.

(c) Employer means the Company and all members of a controlled group of corporations (as defined in Code Section 414(b) as modified by Code Section 415(h)), all commonly controlled trades or businesses (as defined in Code Section 414(c) as modified by Code Section 415(h)), or affiliated service groups (as defined in Code Section 414(m)) of which the Company is a part.

(d) Key Employee means any employee or former employee (including any deceased employee) who at any time during the Plan Year that includes the Determination Date was:

(i) an officer of the Employer having annual compensation greater than $130,000 (as adjusted under Code Section 416(i)(l));

(ii) a five percent owner of the Employer; or

(iii) a one percent owner of the Employer having annual compensation of more than $150,000.

For this purpose, annual compensation means compensation within the meaning of Code Section 415(c)(3). The determination of who is a Key Employee will be made in accordance with Code Section 416(i)(1) and the applicable regulations and other guidance of general applicability issued thereunder.

(e) Non-Key Employee means any Employee who is not a Key Employee.

(f) Permissive Aggregation Group means a Required Aggregation Group plus any other qualified retirement plans maintained and selected by the Employer for aggregation; provided that all such plans when considered together satisfy the requirements of Code Sections 401(a)(4) and 410.

(g) Required Aggregation Group means (i) each qualified plan of the Employer in which at least one Key Employee participates or participated at any time during the five year period ending on the Determination Date (regardless of whether such plan has terminated), and (ii) each other qualified retirement plan of the Employer which enables any plan described in (i) above to meet the requirements of Code Sections 401(a)(4) or 410.

(h) Top Heavy Plan means the Plan as described in Section 15.3.

(i) Valuation Date means, for purposes of determining if the Plan is Top-Heavy, the most recent Valuation Date in the period of twelve months ending on the Determination Date.

15.3 Determination of Top-Heavy Status. The determination of whether the Plan is a Top-Heavy Plan with respect to a particular Plan Year shall be made as of such Plan Year’s Determination Date, in accordance with this section.

(a) If the Plan is not included in a Required Aggregation Group or a Permissive Aggregation Group, the Plan shall be a Top-Heavy Plan if, as of the Determination Date, the aggregate value of the Accounts of Key Employees under the Plan exceeds 60% of the aggregate value of the Accounts of all Employees under the Plan.

(b) If the Plan is (i) included in a Required Aggregation Group but not in a Permissive Aggregation Group or (ii) included in a Required Aggregation Group and a Permissive Aggregation Group, the Plan shall be a Top-Heavy Plan if, as of the Determination Date, the sum of (A) the aggregation value of the Accounts of Key Employees under the defined contribution plans in such group or groups and (B) the aggregate present value of the accrued benefits of Key Employees under the defined benefit plans in such group or groups exceeds 60% of the sum of:

(i) the aggregate value of the Accounts of all Employees under the defined contribution plans in such group or groups and;

(ii) the aggregate present value of the accrued benefits of all Employees under the defined benefit plans in such group or groups.

(c) The aggregate value of the Key Employees’ Accounts under the Plan as of the Determination Date shall equal the sum of:

(i) the balances of the Key Employees’ Accounts as the Valuation Date;

(ii) the amount of any contributions allocated (or due to be allocated) to such Accounts as of the Valuation Date pursuant to Code Section 416 and the regulations thereunder; and

(iii) distributions from the Plan to Key Employees made during the five Plan Years ending on the Determination Date.

(d) The aggregate value of the Accounts of all Employees under the Plan as of the Determination Date shall equal the sum of:

(i) the balances of the Employees’ Accounts as of the Valuation Date; and

(ii) the amount of any contributions allocated (or due to be allocated) to such Accounts as of the Valuation Date pursuant to Code Section 416 and the regulations thereunder.

(e) If the Employer maintains one or more defined contributions plans (including any Simplified Employee Pension Plan) and the Employer maintains or has maintained one or more defined benefit plans which during the five year period ending on the Determination Date has or has had accrued benefits, the top-heavy ratio for any Required or Permissive Aggregation Group, as appropriate, is a fraction. The numerator of the fraction is the sum of account balances under the aggregated defined contribution plans for all Key Employees, determined in accordance with Section 15.3(c) above, and the present value of accrued benefits under the aggregated defined benefit plan or plans for all Key Employees as of the Determination Date. The denominator of the fraction is the sum of the account balances under the aggregated defined contribution plan or plans for all Employees determined in accordance with Section 15.3(d) above, and the present value of accrued benefits under the defined benefit plan or plans for all Employees as of the Determination Date, all determined in accordance with Code Section 416 and the regulations thereunder.

(f) For purposes of this Section 15.3, the following will not be taken into account: (i) amounts attributable to deductible employee contributions; (ii) the account balance of an Employee who is a Non Key Employee but was a Key Employee in a prior Plan Year; and (iii) the account balance of an individual who has not been credited with at least one Hour of Service from the Employer at any time during the one year period ending on the Determination Date.

(g) The calculations described in this Section 15.3, including the extent to which distributions, rollovers and transfers are taken into account, shall be made in accordance with Code Section 416. The accrued benefit of a Participant other than a Key Employee shall be determined under (i) the method, if any, that uniformly applies for accrual purposes under all defined benefit plans maintained by the Employer, or (ii) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Code Section 411(b)(1)(C).

(h) The present values of accrued benefits and the amounts of Account balances of an Employee as of the Determination Date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Code Section 416(g)(2) during the one year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code Section 416(g)(2)(A)(i). In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting “five year period” for “one year period.”

15.4 Top-Heavy Rules. For any year in which a Plan is determined to be a Top-Heavy Plan the following rules shall apply:

(a) Minimum contributions for a Participant who is a Non-Key Employee shall be required to be made on behalf of each Participant who is employed by the Employer on the last day of the Plan Year. The amount of the minimum contribution shall be the lesser of the following percentage of compensation:

(i) three percent, or

(ii) the highest percentage at which Contributions are made under the Plan for the Plan Year on behalf of any Key Employee.

A. For purposes of this paragraph (ii), all defined contribution plans included in a Required Aggregation Group shall be treated as one plan.

B. This paragraph (ii) shall not apply if the Plan is included in a Required Aggregation Group and the Plan enables a defined benefit plan included in the Required Aggregation Group to meet the requirements of Code Sections 401(a)(4) or 410.

C. If the highest percentage at which Contributions are made under the Plan for a top-heavy Plan Year on behalf of Key Employees is less than 3%, the amounts contributed as a result of a salary reduction agreement must be included in determining Contributions made on behalf of Key Employees.

This subsection (a) shall not apply to the extent a Participant other than a Key Employee is covered by any other qualified plan(s) of the Employer and the Employer has provided that the minimum contribution requirements applicable to this Plan will be satisfied by the other plan(s);

(b) Only the first $200,000 (or such larger amount as may be prescribed in rules issued by the U.S. Department of the Treasury) of a Participant’s annual compensation shall be taken into account for purposes of determining employer contributions under this Plan. Such amount shall be adjusted for cost-of-living increases in accordance with Code Section 416(d);

(c) The contributions made to the Plan by the Company on behalf of a Participant shall be fully vested at all times;

(d) The vesting schedule will remain the same as if the Plan were not Top-Heavy; and

(e) If a Participant is covered under this Plan and a Top-Heavy defined benefit plan maintained by the Employer, the defined benefit and defined contribution minimum benefits will be satisfied under the Employer’s defined benefit pension plan.

ARTICLE XVI

EXEMPT LOANS

16.1 General. The Trustee shall have the authority and discretion to borrow money from a Disqualified Person, or another source which is guaranteed by a Disqualified Person for the purpose of (a) purchasing Company Stock, or (b) repaying a prior Exempt Loan. Any Exempt Loan shall satisfy all of the requirements of this Article XVI.

16.2 Terms of Exempt Loan Agreements. All Exempt Loans shall satisfy the following requirements:

(a) The loan shall be primarily for the benefit of Participants and their Beneficiaries;

(b) The loan shall be for a period of 10 years and shall bear a floating rate of interest equal to the prime rate.

(c) The collateral pledged by the Trustee shall consist only of the Company Stock purchased with the borrowed funds, or Company Stock that was pledged as collateral in connection with a prior Exempt Loan that was repaid with the proceeds of the current Exempt Loan.

(d) Under the terms of the agreement, the lender shall have no recourse against the Trust, or any of its assets, except with respect to the collateral and contributions (other than contributions of Company Stock) by the Company that are made to satisfy its obligations under the loan agreement and earnings attributable to such collateral and such contributions.

(e) The payments made on the loan during a Plan Year shall not exceed an amount equal to the sum of such contributions and the earnings received during or prior to the year less such payments on the exempt loan in prior years.

(f) In the event of default, the value of the assets transferred in satisfaction of the loan shall not exceed the amount of default; moreover, if the lender is a Disqualified Person, the loan agreement shall provide for a transfer of assets upon default only upon and to the extent of the failure of the Plan to meet the payment schedule of the loan.

16.3 Prohibition on Purchase Arrangements. Except as hereinafter provided in this Article XVI, no Company Stock acquired with the proceeds of an Exempt Loan shall be subject to a put, call, or other option, or buy-sell or similar arrangement while held by and when distributed from the Trust, whether or not at the time of distribution the Plan is an employee stock ownership plan. These protections and rights which attach to Company Stock acquired with the proceeds of an Exempt Loan shall not be terminable.

16.4 Suspense Account.

(a) If the Trust has entered into an Exempt Loan, each Participant Account shall be adjusted for the payment of the Exempt Loan in the manner set forth in the Trust Agreement. Company contributions made to the Trust in the form of Company Stock purchased with the proceeds of an Exempt Loan shall be held in the Suspense Account as the collateral for that Exempt Loan. Such stock shall be released from the Suspense Account on a pro-rata basis according to the amount of the payment on the Exempt Loan for the Plan Year, determined under one of the following two alternative formulas in the discretion of the Administrative Committee:

(i) for each Plan Year during the duration of the Exempt Loan, the number of shares of Company Stock released shall equal the number of such shares held in the Suspense Account immediately before release for the current Plan Year multiplied by a fraction, the numerator of which is the amount of principal and interest paid for the year and the denominator of which is the sum of the numerator plus the remaining principal and interest to be paid for all future years. The number of future years under the Exempt Loan must be definitely ascertainable and must be determined without taking into account any possible extensions or renewal periods. If the interest rate under the loan is variable, the interest to be paid in future years must be computed by using the interest rate applicable as of the end of the Plan Year. If the collateral includes more than one class of Company Stock, the number of shares of each class to be released for a Plan Year must be determined by applying the same fraction to each class; or

(ii) for each Plan Year during the duration of the Exempt Loan, the number of shares of Company Stock released is determined solely with reference to the principal payment of the Exempt Loan. If Company Stock in the Suspense Account is released in accordance with this subsection (ii), (A) the Exempt Loan must provide for annual payments of principal and interest at a cumulative rate that is not less rapid at any time than level annual payments of such amounts for 10 years; and (B) interest included in any payment is disregarded only to the extent that it would be determined to be interest under standard loan amortization tables.

This subsection (ii) will not be applicable if by reason of a renewal, extension, or refinancing, the sum of the expired duration of the Exempt Loan, the renewal period, the extension period, and the duration of a new Exempt Loan exceeds 10 years.

(b) Shares of Company Stock released in accordance with Section 16.4(a) of the Plan shall then be allocated to the Accounts of Participants first, in an amount equal in value to any dividends paid on shares previously allocated to Participant’s Accounts that are used to repay the Exempt Loan. The remaining shares of such stock shall be allocated to the Accounts of Participants in the same manner as described in Section 4.5.

16.5 Sale of Financed Shares. In the event the Plan receives an offer to participate in a corporate transaction (i.e., a stock sale, asset sale, merger or consolidation) before all the shares of Company Stock have been released from the Suspense Account, the Trustee may enter into an agreement for the sale of all Company Stock which is not allocated to the accounts of Participants, and use the proceeds thereof to repay an Exempt Loan. Any proceeds of the sale of unallocated Company Stock which is not required to repay the Exempt Loan, will be allocated as earnings to Participant’s Accounts.

IN WITNESS WHEREOF, Eastern Insurance Holdings, Inc. has caused this Plan to be duly executed under seal this      day of             , 2005.

EASTERN INSURANCE HOLDINGS, INC.

By

Attest:

[SEAL]

“WORD”

Long Document Name:	Eastern Insurance Holdings, Inc. Employee Stock Ownership Plan

System Document Number:	568668 (SL1) - ECR

Additional Information:	duped and formatted SL2 58798

You will have line numbers down the side of each draft document unless you indicate otherwise. 1.5 line spacing will be used on all drafts unless you indicate otherwise.

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Origination Date:	August 31, 2005

Author’s Initials:	ECR

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